      As filed with the Securities and Exchange Commission on June 21, 1996
                                                      Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                               STERIS CORPORATION
             (Exact name of Registrant as specified in its charter)
                 OHIO                                       34-1482024
     (STATE OR OTHER JURISDICTION                        (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NUMBER)

            5960 HEISLEY ROAD, MENTOR, OHIO 44060-1868 (216) 354-2600
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                MICHAEL A. KERESMAN, III, SENIOR VICE PRESIDENT,
                     CHIEF FINANCIAL OFFICER AND SECRETARY
  STERIS CORPORATION, 5960 HEISLEY ROAD, MENTOR, OHIO 44060-1868 (216) 354-2600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ----------------


      ROY L. TURNELL, ESQ.        COPIES TO:      DAVID A. BRITTENHAM,  ESQ.
  THOMPSON HINE & FLORY P.L.L.                       DEBEVOISE & PLIMPTON
       3900 SOCIETY CENTER                             875 THIRD AVENUE
        127 PUBLIC SQUARE                          NEW YORK, NEW YORK 10022
      CLEVELAND, OHIO 44114                             (212) 909-6000
         (216) 566-5500

                                ----------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
               As soon as practicable after the effective date of
                          this Registration Statement.

                                ----------------

            If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

            If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

            If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

============================================================================================================================
                                                   PROPOSED MAXIMUM        PROPOSED MAXIMUM
    TITLE OF SHARES TO BE      AMOUNT TO BE         AGGREGATE PRICE       AGGREGATE OFFERING            AMOUNT OF
          REGISTERED            REGISTERED             PER UNIT(1)               PRICE               REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------------------------
        Common Shares,
      without par value           727,938               $33.00                 $24,021,954               $8,283.43
============================================================================================================================

1 Pursuant to Rule 457(c), the proposed offering price is based upon the average of the high and low prices of the Common Stock on June 20, 1996 as reported by the Nasdaq National Market System.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                    727,938 COMMON SHARES, WITHOUT PAR VALUE

                               STERIS CORPORATION

                               ------------------

            This Prospectus relates to up to 727,938 common shares, without par value (the "Shares") of STERIS Corporation ("STERIS or the "Company"). The Shares may be offered by a shareholder of the Company (the "Selling Shareholder"). 690,000 of the Shares are issuable by the Company upon the exercise of options issued by the Company to the Selling Shareholder and 37,938 Shares are held by the Selling Shareholder pursuant to a Restricted Stock Agreement between the Selling Shareholder and AMSCO International, Inc., a wholly-owned subsidiary of the Company. See "Selling Shareholder".

            The Selling Shareholder has not advised STERIS of any specific plans for the distribution of the Shares. The Shares may be sold from time to time in transactions (which may include block transactions) on the Nasdaq National Market at the market price then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Shareholder and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended, and their commissions and discounts and other compensation may be regarded as underwriters' compensation.

            STERIS will not receive any proceeds from the sale of Shares by the Selling Shareholder. All expenses incurred in connection with this offering are being borne by STERIS, other than any commissions or discounts paid or allowed by the Selling Shareholder to underwriters, dealers, brokers or agents.

            STERIS Common Shares are listed on the Nasdaq National Market under the symbol "STRL." On June 20, 1996, the last reported sale price of STERIS Common Shares reported on the Nasdaq National Market was $32 3/8 per share.

SEE "RISK FACTORS" BEGINNING ON PAGE 3 WHICH SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE PURCHASERS OF THE SHARES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                         The date of this Prospectus is
                                  June __, 1996

                              AVAILABLE INFORMATION

            STERIS is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements, and other information filed by STERIS with the Commission can be inspected and copied at the Commission's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at Suite 1300, 7 World Trade Center, New York, New York 10048, and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov. The STERIS Common Shares are quoted on The National Association of Securities Dealers Automated Quotation National Market ("Nasdaq National Market") and, as such, the periodic reports, proxy statements, and other information filed by STERIS with the Commission may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20549.

            STERIS has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document filed or incorporated by reference as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be inspected at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from the Commission at the same addressed at prescribed rates. Electronic registration statements made through the Electronic Data Gathering, Analysis, and Retreval system are publicly available through the Commission's web site (http://www.sec.gov.).

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

            The following documents filed with the Commission by STERIS (File No. 0-20165) are incorporated herein by reference: (a) STERIS's Annual Report on Form 10-K for the fiscal year ended March 31, 1995 filed with the Commission on June 28, 1995, (b) STERIS's Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1995, September 30, 1995, and December 31, 1995 filed with the Commission on July 25, 1995, November 2, 1995, and February 13, 1996, respectively, (d) STERIS's Current Reports on Form 8-K dated December 16, 1995 and May 13, 1996 filed with the Commission on December 26, 1995 and May 28, 1996, (e) the description of STERIS's Common Shares contained in STERIS's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(g) of the Exchange Act on May 1, 1992 and (f) STERIS'S Registration
Statement on Form S-4 (Registration No. 333-1610).

            The following documents filed with the Commission by AMSCO (File No. 1-10705) are incorporated herein by reference: (a) AMSCO's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the Commission on March 26, 1996 and (b) AMSCO's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996 filed with the Commission on May 3, 1996.

            All documents filed by STERIS pursuant to Section 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date hereof shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

            This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of these documents (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein) will be provided by first class mail without charge to each person to whom this Prospectus is delivered, upon written or oral request by such person to Michael A. Keresman, III, STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060 (telephone 216-354-2600).

            No person is authorized to give any information or to make any representation not contained in this Prospectus or in the documents incorporated or deemed to be incorporated herein by reference in connection with the solicitation and the offering made hereby, and, if given or made, such information or representation should not be relied upon as having been authorized by STERIS. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus in any jurisdiction in which it is unlawful to make such offer or solicitation of an offer. Neither the delivery of this Prospectus nor any distribution of the securities made under this Prospectus shall, under any circumstances, create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                  RISK FACTORS

            The Shares offered hereby are speculative in nature and involve a high degree of risk. In addition to the other information set forth in this Prospectus (including the information set forth in the documents incorporated herein by reference), the following factors should be considered carefully by prospective investors in evaluating an investment in the Shares offered by this Prospectus.

            On May 13, 1996, STERIS Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of STERIS merged (the "Merger") with and into AMSCO International, Inc., a Delaware corporation ("AMSCO") with AMSCO being the surviving corporation in the Merger. As a result of the Merger, AMSCO became a wholly-owned subsidiary of STERIS. Although AMSCO will continue to be operated as a separate entity under its own name, the operating results and financial condition of AMSCO will be reflected in the future in the consolidated financial statements of STERIS, its parent company. The operating results and financial condition of STERIS after the Merger will be based on the operations of STERIS and all of its subsidiaries, direct or indirect.

            UNKNOWN EFFECTS OF MERGER. The Merger may have negative consequences on the financial condition and results of operations of STERIS. These negative consequences include (a) the possibility that STERIS may not continue its past rapid growth, (b) the potential negative reaction of customers to the combined operations of STERIS and AMSCO, (c) currently unanticipated difficulties that could arise in integrating the operations of STERIS and AMSCO, and (d) the possible failure to realize synergies expected from combining the operations of AMSCO and STERIS.

            PRODUCT LIABILITY EXPOSURE. The manufacturing and marketing of STERIS's and AMSCO's products, notably production of ethylene oxide ("EtO") sterilizers by AMSCO, entails risks of product liability claims. If a patient were injured during an invasive procedure and the source of the injury could be traced either to an unsterile instrument that was processed with STERIS's or AMSCO's products or to another product that was manufactured by STERIS or AMSCO, STERIS or AMSCO could be subject to significant liabilities. Product liability lawsuits have been filed from time to time against AMSCO, including by persons alleging exposure to unsafe levels of EtO from AMSCO's sterilizers. As of December 31, 1995, 12 product liability lawsuits related to EtO were pending against AMSCO (including four actions in which AMSCO is the sole defendant, and not including one action where a complaint, naming AMSCO as a co-defendant, was filed in state court in December 1995, but was not served on AMSCO until February 1996). A significant number of suits related to EtO have been either dismissed or settled without a finding of liability. These settlements and the monetary damages in the one case where a verdict was returned against AMSCO have been nominal or have been covered by insurance.

            Product liability suits have also been filed against AMSCO by persons claiming injury caused by AMSCO's various other products, including non-EtO sterilizers, surgical tables and OR lights. Many of these suits have been filed by patients, or healthcare workers allegedly injured while working with AMSCO's products. A significant number of these suits have been either dismissed or settled without a finding of liability. Most of these settlements have been nominal, and all have been covered by insurance. As of December 31, 1995, 20 product liability lawsuits unrelated to EtO were pending against AMSCO, including eight actions and one claim (where no complaint has been filed) where AMSCO is the sole defendant. The Company believes that a verdict rendered against AMSCO in, or settlement of, any of these actions would be covered by insurance.

            AMSCO continues to defend itself vigorously in all of the above actions. Although there can be no assurance that the outcome of any of these pending lawsuits will be favorable to AMSCO, the Company believes that pending litigation will not have a material adverse effect on AMSCO's business or financial condition. Furthermore, there can be no assurance that additional lawsuits will not be brought and, if brought, would not have a material adverse effect on the Company's business, financial condition or results of operations.

            HOSPITAL CUSTOMER BASE. The domestic market for infection control products for healthcare customers is relatively mature and the growth rate for hospitals is flat to declining. More surgical procedures and medical treatments are being provided in non-traditional "alternate care" sites; AMSCO does not have a significant presence in this market segment. Current trends in the hospital industry toward retrenchment and consolidation have had and may continue to have adverse effects on AMSCO. The cost of a significant portion of medical care in the United States is funded by government and private insurance programs, such as Medicare, Medicaid, and corporate health insurance plans. In recent years, governmentally-imposed limits on reimbursement of hospitals and other healthcare providers, including the diagnosis-related group reimbursement system used by Medicare, have had a significant impact on the capital spending budgets of hospitals. Private third-party reimbursement plans are also developing increasingly sophisticated methods of delivering healthcare. A material decrease in current reimbursement levels for purchases of capital equipment could adversely affect future sales of AMSCO's products.

            GOVERNMENT REGULATION. Many of AMSCO's and STERIS's products and manufacturing processes are subject to regulation by the Federal Drug Administration (the "FDA"), the United States Environmental Protection Agency (the "EPA"), and other governmental authorities. Similar regulatory agencies exist in other countries with a wide variety of regulatory review processes and procedures. AMSCO's and STERIS's respective products are also subject to review or certification by various non-governmental certification authorities, including Underwriters' Laboratories, Canadian Standards Association, ASME and TUV/VDE (Europe). Domestic and foreign government regulatory and certification authorities may delay or prevent product introductions, require additional studies or tests prior to product introduction, require product modifications or recalls, or mandate cessation of production and marketing of existing products. The cost of compliance with applicable regulations represents a considerable expense for each of AMSCO and STERIS and significant changes in such regulations or in their interpretation could have a material adverse impact.

            In the United States, the FDA regulates the introduction, manufacturing, labeling, and recordkeeping procedures for medical devices, including the majority of products manufactured by AMSCO and STERIS. The process of obtaining marketing clearance from the FDA for new products, new applications for existing products, and changes to existing products can be time-consuming and expensive. In addition, whether separate marketing clearance is required under applicable regulations for any particular product is often a matter of judgment. There is no assurance that marketing clearances will be granted, that the FDA will agree or continue to agree with all judgments made from time to time by AMSCO and STERIS with respect to whether or not marketing clearance is required for any particular new or existing product, or that FDA review will not involve delays that would adversely affect AMSCO's and STERIS's ability to commercialize additional products or additional applications for existing products. Similar approvals by comparable agencies are required in most foreign countries. Foreign regulatory requirements may vary widely from country to country. The time required to obtain market clearance from a foreign country may be longer or shorter than that required by the FDA or other such agencies, and clearance or approval or other product requirements may differ.

            Even if regulatory approvals to market a product are obtained from the FDA or comparable foreign agencies, these approvals may entail limitations on the indicated uses of the product. Product approvals granted by the FDA or comparable foreign agencies can also be withdrawn due to failure to comply with regulatory standards or the occurrence of unforeseen problems following initial approval. The FDA could also limit or prevent the manufacture or distribution of AMSCO's or STERIS's products and has the power to require the recall of such products. FDA regulations depend heavily on administrative interpretation, and there can be no assurance that future interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, will not adversely affect AMSCO or STERIS. Further, additional government regulation may be established that could prevent, delay, or result in the rejection of, regulatory approval of AMSCO's or STERIS's products. The effect of government regulation that may arise from future legislation or administrative action cannot be predicted.

            The FDA, various state agencies, and foreign regulatory agencies also have the right to inspect AMSCO's and STERIS's facilities from time to time to determine whether AMSCO and STERIS are in compliance with various regulations relating to good manufacturing practices ("GMP Regulations"), validation, testing, quality control, and product labeling. In complying with GMP Regulations, manufacturers must continue to expend time, money, and effort in the areas of production and quality control in order to ensure full technical compliance.

            Failure to comply with any applicable regulatory requirements could result in sanctions being imposed on AMSCO or STERIS, including warning letters, injunctions, civil money penalties, failure of the FDA or comparable foreign agencies to grant premarket clearance or premarket approval of medical devices, product recalls, operating restrictions, and, in extreme cases, criminal sanctions.

            In addition, both STERIS and AMSCO are and may be subject to regulation under state, federal, and foreign law regarding occupational safety, environmental protection, and hazardous and toxic substance control, and to other present and possible future local, state, federal, and foreign regulation.

            During the third quarter of 1994, the FDA conducted an inspection of AMSCO's hydrogen peroxide vapor sterilizer pre-market notifications submitted under Section 510(k) of the Federal Food Drug and Cosmetic Act ("510(k) notifications"). In connection with this inspection, AMSCO was notified by the FDA on January 20, 1995 that the FDA has applied its Application Integrity Policy to AMSCO. Consequently, pre-market approval applications and 510(k) notifications submitted by AMSCO will not be reviewed by the FDA until AMSCO has completed certain corrective actions to the satisfaction of the FDA, including audits of certain previously cleared 510(k) notifications that are being conducted by a regulatory consultant retained by AMSCO. In addition to the audits specified by the FDA, AMSCO elected to audit certain additional 510(k) notifications. The audits finalized to date have identified certain corrective actions that AMSCO has completed or will complete during 1996. The Company cannot predict how long 510(k) notifications filed by AMSCO will not be reviewed by the FDA. The Company believes that there are no material product introductions planned for 1996 that require pre-market clearance. AMSCO has entered into discussions with the FDA regarding steps necessary for the FDA to resume its review of 510(k) notifications filed by AMSCO. AMSCO recorded reserves of approximately $3,250,000 at December 31, 1994 to cover the estimated costs of the FDA review, including corrective actions to be completed. Charges against these reserves amounted to $1,509,000 in 1994 and 1995, leaving residual reserves of $1,741,000 at December 31, 1995. These residual reserves are intended primarily to cover professional consulting, legal and other fees expected to be incurred in connection with the completion of the corrective actions.

            As a consequence of these corrective actions and given the experience of other companies subject to the Application Integrity Policy, it is more likely than not that the FDA will refer this matter to the Department of Justice (the "DOJ") and that the DOJ will pursue sanctions, including, but not limited to, fines and/or criminal sanctions. The Company cannot predict, at this time, the impact on the Company or on AMSCO of this continuing FDA review or corrective actions resulting therefrom, or the financial or other effect any fines or sanctions could have on the business, the consolidated financial position or the results of operations of the Company. In the event the DOJ pursues sanctions, the DOJ could apply certain guidelines that, if strictly adhered to, could result in any such fines and/or sanctions being material; however, the Company believes that there are mitigating factors that, when considered, could result in any such fines and/or sanctions not being material.

            Subject to the matters with respect to AMSCO described above, the Company believes that it is currently in conformity in all material respects with all regulatory requirements. It is, however, possible that the FDA would disagree with these beliefs and seek to apply one or more of the remedies available to it under applicable law as described above, which could have a material adverse effect on the Company. The Company is committed to maintaining compliance with all applicable FDA, EPA, and other governmental laws and regulations.

            PATENT PROTECTION. The Company considers certain of the patents held by STERIS and its subsidiaries to be significant to the Company's business. There can be no assurance, however, that any patent will provide adequate protection for the technology or product it covers. In addition, the process of obtaining and protecting patents can be long and expensive.

            COMPETITION. Although the nature of the market environment varies somewhat among lines of business, each area of business is very competitive and certain competitors of the Company have greater financial and other resources than the Company. The research, scientific, and industrial market for decontamination products is fragmented. The Company has competitors on a national scale for its service lines of business, as well as a multitude of competitors in specific geographic markets, including factory-trained technicians employed by the specific equipment manufacturers. Some existing and potential customers also choose to utilize in-house service employees. In addition, a number of companies have developed and introduced disposable medical instruments and other devices designed to address the risk of contamination.

            INSURANCE COVERAGE. Although the Company currently maintains general liability insurance coverage that it believes to be adequate for the continued operation of its business, such insurance is expensive and may become difficult to obtain or unobtainable in the future on acceptable terms. In addition, the amount and scope of current or future coverage may be inadequate to protect the Company in the event of, for example, successful product liability, environmental, or other actions.

            ENVIRONMENTAL MATTERS. AMSCO has been identified by the EPA as one of approximately 50 potentially responsible parties ("PRPs") within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (the "Superfund Act") with respect to a Superfund Act site near Erie, Pennsylvania (the "Site"). Costs to remediate the Site are estimated by the government to be approximately $24 million. In 1989, the government commenced a civil action under the Superfund Act (the "Cost Recovery Suit") to recover the cost of response actions previously undertaken at the Site by the EPA and the EPA's contractors. The EPA alleges that its past costs are approximately $13 million. AMSCO and other PRPs were named as third-party defendants and then as direct defendants in the Cost Recovery Suit. AMSCO and nine other PRPs are in the final stages of concluding a settlement with the EPA regarding the Cost Recovery Suit. It is estimated that the work needed to complete the remediation of the Site will cost between $10 million and $13 million. In 1992, the EPA issued a unilateral administrative order (the "Administrative Order") to 37 PRPs, including AMSCO, to complete the remediation of the Site. AMSCO, together with 19 other named PRPs, have formed a group to coordinate efforts to respond to the EPA's unilateral Administrative Order.

            Also, in 1993, the Pennsylvania Department of Environmental Resources, now known as the Pennsylvania Department of Environmental Protection (the "PaDEP") commenced a civil action against the PRPs including AMSCO, seeking recovery of the PaDEP's costs with respect to the Site and a declaration of liability with respect to future costs (the "PaDEP Suit"). In 1995, AMSCO and nine other PRPs settled the PaDEP Suit. Further detail regarding the Cost Recovery Suit, Administrative Order, and the PaDEP Suit are contained in
AMSCO's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the Commission on March 26, 1996.

Although the Company believes that the resolution of its liability with respect to the Site will not have a material adverse effect on the Company, there can be no assurance that its ultimate liability will not exceed its current expectations.

                                   THE COMPANY

            STERIS markets, develops, manufactures, distributes and services infection control, decontamination, and surgical products for the worldwide healthcare market.

            STERIS's products address a number of trends in the healthcare industry: the growth in numbers and types of minimally invasive procedures (such as laparoscopic cholecystectomy and colonoscopy) that use delicate and expensive devices; heightened public and professional concern regarding the transmission of infectious diseases such as AIDS, hepatitis, and tuberculosis; the growth in the provision of healthcare services in non-hospital settings; and concern regarding the handling and disposal of biohazardous materials. These trends have expanded the demand for rapid, safe, and efficient infection prevention systems for critical tasks such as sterile processing of devices and the handling, decontamination, destruction, and disposal of potentially infectious biohazardous waste.

            The fundamental technology of STERIS is the rapid, safe, low temperature chemical destruction of microorganisms on inanimate surfaces. STERIS focused its initial development of this technology on sterile processing applications in the healthcare industry, such as the sterile processing of heat sensitive sophisticated devices used for minimally invasive surgical and diagnostic procedures. Recently announced products utilizing anti-microbial chemistry technology address the safe handling of potentially infectious solid and fluid waste at or near the point of generation.

            STERIS's principal product line is STERIS SYSTEM 1, a complete system for just-in-time sterile processing at or near the site of patient care. STERIS has recently introduced two new product lines into the market: Eco Cycle 10 and Safe Cycle 40. Each of STERIS's product lines are conceptually similar. Each system addresses a specific infection prevention challenge. The components of each system include a processor priced at under $20,000, accessories designed to increase the versatility of each system, processing chambers, a proprietary single use chemical package, and a variety of supplies and consumables. The only installation requirements for all systems are tap water, electricity, and a drain. All systems are easy to use, have relatively short processing cycles, and are designed to be installed and economically operated at or near the site of patient care.

            STERIS was incorporated in Ohio in 1985 as Innovative Medical Technologies Corporation. In 1987 the Company was renamed STERIS Corporation. Its principal executive offices are located at 5960 Heisley Road, Mentor, Ohio 44060 and its telephone number is (216) 354-2600.

            In January, 1996, STERIS acquired all of the capital stock of Ecomed, Inc., a privately held company located in Indianapolis, Indiana ("Ecomed"). Prior to the acquisition, STERIS owned a minority interest in the outstanding stock of Ecomed. Ecomed previously worked jointly with STERIS under a business development agreement to produce ECOCYCLE 10(TM), a low-cost biohazardous waste destruction and decontamination system. With the acquisition, STERIS obtained all rights on a worldwide basis to Ecomed's proprietary technology and to the manufacture and distribution of ECOCYCLE 10. On January 31, 1996, Ecomed employed 23 people. The purchase price was not material.

                             RECENT DEVELOPMENTS

            On May 13, 1996, STERIS Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of STERIS merged (the "Merger") with and into AMSCO International, Inc., a Delaware corporation ("AMSCO") with AMSCO the surviving corporation in the Merger. As a result of the Merger, AMSCO became a wholly-owned subsidiary of STERIS.

            In the pro forma balance sheet prepared in connection with the Merger and filed as part of the Company's Registration Statement on Form S-4 (Registration Number 333-1610), the Company set forth an estimated restructuring charge in the amount of $65,986,000 of which $38,311,000 is not deductible for income taxes. The restructuring charge results from costs to be incurred in connection with (i) eliminating redundant assets, (ii) executive employment agreements and other planned employee severance, (iii) write-off of goodwill related to Finn-Aqua operations, and (iv) other Merger-related activities. The Company continues to evaluate these matters and anticipates taking charges with respect to these matters in the first quarter of fiscal 1997.

            AMSCO develops, manufactures, markets, distributes, and services infection control, decontamination, and surgical products. AMSCO's infection control and decontamination products, which include sterilizers, washing equipment, accessories, and related consumable items are used by hospital, research, scientific, and industrial professionals to prevent the spread of infectious diseases and biological contamination. AMSCO's general surgical tables, lights, and stainless steel OR products are used by healthcare providers in both hospital and non-hospital surgical settings. AMSCO complements its equipment businesses by providing repair and maintenance services. AMSCO's approximately 900-member field service organization provides OEM repair and maintenance for AMSCO's infection control, decontamination, and surgical equipment, as well as third-party repair, maintenance, and management service for a wide variety of types and makes of medical equipment installed primarily in hospitals.

            AMSCO manufactures steam sterilizers, which use saturated steam to sterilize items through a combination of heat, moisture, and pressure. For those items that are unable to withstand the high temperatures, pressures, and humidity that are associated with steam sterilization, AMSCO provides EtO gas sterilizers, which can be used at low temperatures, pressures, and humidity. In addition, AMSCO has a line of infection control equipment using hydrogen peroxide vapor for use in the research, scientific, and industrial market. AMSCO also manufactures and distributes infection control consumables used to monitor sterilization and decontamination processes or to control the spread of infectious diseases. Such products include biological indicators designed to monitor the effectiveness of steam and EtO sterilization processes; disinfecting and washing products, such as detergents and surface antiseptic solutions; sterility maintenance products, such as bagging and pouching products; personnel safety and monitoring products, such as AMSCO's EtO safety badge; and the DART(R) daily air removal test product, a pre-assembled, disposable test device developed by AMSCO to ensure accurate sterilizer cycle confirmation.

            A complaint, purporting to be a class action on behalf of the stockholders of AMSCO, was filed in the Chancery Court of the State of Delaware, New Castle County on December 22, 1995. The complaint names AMSCO, STERIS, and each of the directors of AMSCO, except Richard A. Gilleland, as defendants. The complaint alleges, among other things, that (a) the AMSCO Board breached its fiduciary duties in considering and approving the Merger, (b) the STERIS Board aided and abetted the alleged breach of fiduciary duties by the AMSCO Board, (c) the AMSCO Board did not negotiate a provision related to the conversion ratio ensuring that the stockholders receive adequate consideration in the event of a significant drop in the price of STERIS Common Shares or permitting AMSCO to terminate the Merger without having to pay a termination fee to STERIS if the price of STERIS Common Shares dropped significantly, and
(d) the consideration offered to AMSCO stockholders was inadequate because, under the terms of the Merger, STERIS could acquire AMSCO Common Stock for less than its market price prior to the announcement of the Merger due to (i) the terms of the Merger providing for a fixed conversion ratio and (ii) a decrease in the value of STERIS Common Shares following the announcement. The Company believes that the complaint is without merit and intends to vigorously defend the action. On February 12, 1996, AMSCO and the director defendants filed an Answer, a Motion to Dismiss, a Brief in Support of the Motion to Dismiss, and a Motion to Stay Discovery with the court.

                             SELLING SHAREHOLDER

            The Selling Shareholder is Richard A. Gilleland. Mr. Gilleland was President and Chief Executive Officer of AMSCO prior to the Merger. Mr. Gilleland is no longer an officer or director of either AMSCO or STERIS. Mr. Gilleland is a party to three separate stock option agreements each dated as of July 11, 1995 and entered into by AMSCO (the "Stock Option Agreements"). As a result of the Merger, all the options outstanding under the Stock Option Agreements were assumed by STERIS and were converted into options to purchase STERIS Common Shares. 690,000 of the Shares offered hereby are issuable by STERIS upon the exercise of Mr. Gilleland's options.

            In addition, Mr. Gilleland is a party to a Restricted Stock Agreement, dated as of July 11, 1995, with AMSCO. As a result of the Merger, all of the restricted stock awarded to Mr. Gilleland under the Restricted Stock Agreement were converted into STERIS Common Shares. 37,938 of the Shares offered hereby are Shares owned by Mr. Gilleland as a result of the award of restricted stock under the Restricted Stock Agreement.

            As of the date of this prospectus, Mr. Gilleland beneficially owns 727,938 shares of STERIS Common Stock. This represents 2% of the STERIS Common Shares which would have been outstanding immediately following the Merger if all of the common stock of AMSCO outstanding on the date of the Merger were converted to STERIS Common Shares pursuant to the terms of the Merger. Upon completion of the offering, assuming all of the Shares offered hereby are sold and that no other changes in the Selling Shareholders' beneficial ownership occur prior to completion of this offering, the Selling Shareholder will not beneficially own any STERIS Common Shares.

                       PLAN OF DISTRIBUTION/SALE OF SHARES

            The sale of the Shares by the Selling Shareholder may be affected from time to time in transactions in the open market, in negotiated transactions or through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholder may effect such transactions by selling the Shares to or through broker-dealers, and any such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of the Shares for which such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

            The Selling Shareholder and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to the "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principals might be deemed to be underwriting discounts and commissions under the Securities Act.

            The Company is bearing all of the costs relating to the registration of the Shares. Any commissions, discounts or other fees payable to a broker-dealer in connection with the sale of any of the Shares will be borne by the Selling Shareholder.

                                  LEGAL MATTERS

            The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Thompson Hine & Flory P.L.L., 3900 Key Center, 127 Public Square, Cleveland, Ohio 44114. Attorneys at Thompson Hine &
Flory P.L.L. owned approximately 1,400 STERIS Common Shares on April 1, 1996.

                                     EXPERTS

            The consolidated financial statements of STERIS as of March 31, 1995 and 1994 and for each of the three years in the period ended March 31, 1995 incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance upon their report given upon their authority as experts in accounting and auditing.

            The consolidated financial statements of AMSCO as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            The following items, except for the SEC registration fee, are estimated. The Registrant has agreed to bear all expenses (other than selling commissions) in connection with the registration and sale of the Shares.

         Registration fee to the Securities and
           Exchange Commission.......................................................   $ 8,283.43

         Accounting fees and expenses................................................   $10,000
         Legal fees and expenses.....................................................   $10,000
         Blue Sky Filing fees and expenses...........................................   $ 2,500
         Printing and Mailing expenses...............................................   $   500
         Miscellaneous expenses......................................................   $ 3,000

              Total..................................................................   $34,283.43


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company is an Ohio corporation. Under Ohio Law, Ohio corporations are permitted to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio Law does not authorize the payment by a corporation of judgments against a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order determining that such person is fairly and reasonably entitled to indemnification. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles of incorporation, code of regulations, or contract, except with respect to the advancement of expenses of directors.

         The STERIS Regulations provide that STERIS will, in all actions other than derivative actions, indemnify any director, officer, employee, or agent of STERIS, or any person serving as a director, trustee, officer, employee, or agent of another entity at the request of STERIS, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding unless it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to STERIS or undertaken with reckless disregard for the best interests of STERIS. With respect to derivative actions, the STERIS Regulations provide that STERIS will indemnify any director, officer, employee, or agent of STERIS, or any person serving as a director, officer, employee, or agent of another entity at the request of STERIS, against expenses actually and reasonably incurred in the defense and settlement of the action unless it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to STERIS or undertaken with reckless disregard for the best interests of STERIS. Notwithstanding the proceeding sentence, STERIS will indemnify such directors, officers, employees, and agents in a derivative action if the court in which the action was brought determines that, despite the proof but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, purchase insurance to indemnify those person. the STERIS Regulations likewise provide that STERIS amy purchase insurance to indemnify directors, officers, employees, or agents of STERIS.

         With respect to the advancement of expenses, Ohio Law provides that a director (but not an officer, employee, or agent) is entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proven by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests. The STERIS Regulations provide that STERIS will advance expenses to a director (unless the action or suit is one in which the liability of the director under Section 1701.95 of the Ohio Law is the only liability asserted), officer, employee, or agent of STERIS is defending any actions, suit, or proceeding, whether derivative or otherwise, provided that such director, officer, employee, or agent agrees to both (a) repay the amount advanced if it is proven by clear and convincing evidence that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to STERIS or undertaken with reckless disregard for the best interests of STERIS and (b) to cooperate with STERIS concerning the action, suit, or proceeding.


                                    EXHIBITS

         Reference is made to the Exhibit Index.

                                  UNDERTAKINGS

          (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meet all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed in its behalf by the undersigned, thereunto duly authorized, in the County of Lake, State of Ohio, on June 18, 1996.

                                       STERIS CORPORATION



                                       By:  /s/ Michael A. Keresman, III
                                            --------------------------------
                                            Michael A. Keresman, III
                                            Senior Vice President,
                                            Chief Financial Officer
                                            and Secretary


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

               Title and Description                                                             Date
               ---------------------                                                             ----
Bill R. Sanford, Chairman of the Board, President,                                           June 18, 1996
Chief Executive Officer, and Director (Principal
Executive Officer); Michael A. Keresman, III, Senior
Vice President, Chief Financial Officer, and Secretary
(Principal Financial and Accounting Officer), Russell
L. Carson, Director, Raymond A. Lancaster, Director,
Thomas J. Magulski, Director, J.B. Richey, Director,
Jerry E. Robertson, Ph.D, Director, Frank E. Samuel,
Jr., Director, Loyal W. Wilson, Director.



                                       By:  /s/ Michael A. Keresman, III
                                            --------------------------------
                                            Michael A. Keresman, III
                                            Attorney-in-Fact

                               STERIS CORPORATION
                                    FORM S-3
                             REGISTRATION STATEMENT
                                INDEX TO EXHIBITS

 FORM
  S-3
EXHIBIT
  NO.                           DESCRIPTION
- -------                         -----------

4.1      Specimen form of Common Stock Certificate.                     Incorporated herein by reference to Exhibit 4.5 to
                                                                        Amendment No. 1 to the Registration Statement
                                                                        on Form S-1 filed April 23, 1992.

4.2      1992 Amended Articles of Incorporation
         of STERIS Corporation as amended by the
         1996 Amendment.                                                Located at sequential page 21.

4.3      1992 Amended Regulations of STERIS                             Incorporated herein by reference to Exhibit
         Corporation                                                    3(a).4(b) to Form 10-Q filed for the quarter ended
                                                                        June 30, 1992.

4.4      Registration Rights Agreement, dated as of                     Incorporated herein by reference to Exhibit 10.1
         April 26, 1988.                                                to the Registration Statement on Form S-1 filed
                                                                        March 30, 1992.

4.5      First Amendment to Registration Rights                         Incorporated herein by reference to Exhibit 10.2
         Agreement, dated as of March 9, 1989.                          to the Registration Statement on Form S-1 filed
                                                                        March 30, 1992.

4.6      Second Amendment to Registration Rights                        Incorporated herein by reference to Exhibit 10.3
         Agreement, dated as of May 13, 1991.                           to the Registration Statement on Form S-1 filed
                                                                        March 30, 1992.

5.1      Opinion of Thompson Hine & Flory P.L.L. as                     Located at sequential page 31
         to the legality of the securities to be
         registered.

15.1     Letter of Arthur Andersen re:
         Unaudited Interim Financial Information                        Located at sequential page 33

23.1     Consent of Ernst & Young LLP                                   Located at sequential page 34

23.2     Consent of Arthur Andersen LLP                                 Located at sequential page 35

23.3     Consent of Thompson Hine & Flory P.L.L.                        --
         (included as part of Exhibit 5.1).


24.1     Powers of Attorney.                                            Located at sequential page 36